    As filed with the Securities and Exchange Commission on December 8, 1997

                                                     Registration No.  333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ___________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                         SUNSTONE HOTEL INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 MARYLAND                                                                52-1891908
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)              (I.R.S.  EMPLOYER IDENTIFICATION NO.)

                              ___________________

                       115 CALLE DE INDUSTRIAS, SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                              ___________________

                                ROBERT A. ALTER
                         SUNSTONE HOTEL INVESTORS, INC.
                       115 CALLE DE INDUSTRIAS, SUITE 201
                         SAN CLEMENTE, CALIFORNIA 92672
                                 (714) 361-3900
               (NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS)
                              ___________________

                                   COPIES TO:

                             LAURA B. HUNTER, ESQ.
                              ROGER M. COHEN, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535
                              ___________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ___________________

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                                   PROPOSED MAXIMUM
                        TITLE OF EACH CLASS OF SECURITIES                               AGGREGATE               AMOUNT
                                 TO BE REGISTERED                                   OFFERING PRICE(1)     OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
 Shares of Common Stock, $0.01 par value . . . . . . . . . . . . . . . . . . .
          Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $17,656,250             $5,208.59
=============================================================================================================================


(1) The price of $17.65625 per share, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 3, 1997, is being used solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                1,000,000 SHARES
                         SUNSTONE HOTEL INVESTORS, INC.
                                  COMMON STOCK
                             ______________________

        This Prospectus relates to the offer and sale by certain holders (the "Selling Stockholders") of up to 1,000,000 shares (the "Offered Shares") of common stock, par value $.01 per share ("Common Stock"), of Sunstone Hotel Investors, Inc., a Maryland corporation ("Sunstone" or the "Company"). The Selling Stockholders have acquired or will acquire the Offered Shares upon redemption of units (the "Units") of limited partnership interests in Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership"), of which the Company is the sole general partner. The Partnership issued the Units to the Selling Stockholders in connection with the purchase of certain hotel properties. Pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the holders of the Units may tender such Units to the Partnership for redemption at any time. In such event, the Partnership may elect to acquire directly such Units tendered for redemption in exchange for shares of Common Stock, on a one-for-one basis (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations and the like), or for cash. The Offered Shares will be issued if and to the extent that the Company acquires the Units for Common Stock. If the Partnership or the Company acquires Units for cash, the Offered Shares will not be issued.

        The Company is a leading self-administered equity real estate investment trust that owns mid-price and upscale hotels located primarily in the Pacific and Mountain regions of the western United States. The hotels operate under nationally recognized franchises, including brands affiliated with Holiday Hospitality Corporation, Marriott International, Inc. and Promus Hotel Corporation. The Company will not receive any cash proceeds from the sale of the Offered Shares, but the Partnership has agreed to bear certain expenses of registration of the Offered Shares under federal and state securities laws. All of the Offered Shares the Selling Stockholders may sell from time to time are being registered under the Securities Act of 1933, as amended, in accordance with the Partnership Agreement.

        The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SSI." On December 4, 1997, the last reported sale price of Common Stock on the NYSE was $17.8125 per share. To ensure compliance with certain requirements related to the Company's qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, the Company's Articles of Incorporation limits the number of shares of Common Stock that may be owned by any single person or affiliated group to no more than 9.8% of the outstanding shares of Common Stock (the "Ownership Limitation") and restricts the transferability of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors--Limitation on Acquisition and Change in Control" and "Description of Common Stock--Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws."

        SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                             ______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

               The date of this Prospectus is December __, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Shares. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning the Company and the Offered Shares, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the Commission, are hereby incorporated by reference:

         1. Annual Report (i) on Form 10-K of the Company for the fiscal year ended December 31, 1996; and (ii) on Form 10-K/A filed with the Commission on March 24, 1997;

         2. Quarterly Reports (i) on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (ii) on Form 10-Q/A filed with the Commission on August 26, 1997;

         3. Current Reports (i) on Form 8-K filed with the Commission on January 9, 1997, March 26, 1997, May 1, 1997, June 26, 1997,
                 July 17, 1997, August 14, 1997, October 9, 1997 and October 15, 1997; and (ii) on Form 8-K/A filed with the Commission on January 7, 1997 and August 22, 1997; and

         4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on June 26, 1995; and on Form 8-A/A, filed with the Commission on July 19, 1996.

         In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents"; provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing by the Company of any subsequent Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Sunstone Hotel Investors, Inc., 115 Calle de Industrias, Suite 201, San Clemente, California 92672, Attention: Secretary (telephone: (714) 361-3900).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere herein or incorporated by reference herein. Unless the context otherwise indicates, all references herein to the "Company" include Sunstone Hotel Investors, Inc. and the Partnership. This Prospectus, including the Incorporated Documents, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in any such forward-looking statements. Certain factors that might cause such a difference are discussed in the sections entitled "Risk Factors" commencing on page 6 of this Prospectus and in certain of the Incorporated Documents. The Company cautions the reader, however, that the factors discussed in those sections may not be exhaustive.

                                  THE COMPANY

         The Company is a leading self-administered equity real estate investment trust ("REIT") that owns mid-price and upscale hotels located primarily in the Pacific and Mountain regions of the western United States (the "Primary Region"), which includes the states of California, Utah, Colorado, Arizona, Washington, Idaho, Oregon, Montana and New Mexico. The Company also operates a number of hotels outside the Primary Region, in geographic markets where opportunities exist for the Company to implement its growth strategy.
The hotels operate primarily under national franchises that are among the most widely recognized in the lodging industry, including brands affiliated with Holiday Hospitality Corporation, Marriott International, Inc. and Promus Hotel Corporation.

         The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming hotels within the Primary Region that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, repositioning and rebranding the hotels, and through the implementation of focused sales and marketing programs.

         The Company believes that its recently completed and planned future renovation, redevelopment, repositioning and rebranding activities, as well as improvements in management and marketing, will continue to fuel growth of revenue per available room ("REVPAR") at its hotels, thereby increasing percentage lease revenue to the Company. In addition, the Company believes that there will continue to be substantial acquisition, renovation, redevelopment, repositioning and rebranding opportunities in the mid-price and upscale hotel markets in the Primary Region. The Company believes these opportunities will result from the aging of a significant portion of the nation's hotel supply and the imposition of capital improvement requirements by certain national hotel franchisors on the owners of franchised hotels, many of which are small independent hotel companies or private hotel owners that may be unwilling or unable to satisfy such requirements.

         The Company was incorporated as a Maryland corporation in 1995 and is structured as a REIT. The Company's principal executive offices are located at 115 Calle de Industrias, Suite 201, San Clemente, CA 92672, and its telephone number is (714) 361-3900.

                              RECENT DEVELOPMENTS

THE KAHLER ACQUISITION

         On October 15, 1997, the Company acquired all of the outstanding shares (the "Kahler Acquisition") of Kahler Realty Corporation, a Minnesota corporation ("Kahler"), for an aggregate purchase price of approximately $322 million. Kahler owned and operated 17 hotels with 4,255 rooms (the "Kahler Hotels"), principally in two markets, the Mountain region states of Utah, Idaho, Montana and Arizona (11 hotels) and Rochester, Minnesota (four hotels). The largest number of rooms of the Kahler Hotels are concentrated in Rochester, Minnesota, with four hotels and 1,329 rooms, three of which are connected by an underground walkway to the internationally renown Mayo Clinic, and in the Salt Lake City area of Utah, with six hotels and 1,509 rooms. The Company intends to (i) brand or rebrand a number of the hotels and (ii) undertake an extensive renovation program, both of which the Company expects will increase its return on investment by increasing the revenues of the hotels. The Company may sell or exchange the Kahler Hotels located in Texas and West Virginia as they are inconsistent with the Company's geographic focus.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock being offered by this Prospectus. This Prospectus may contain forward-looking statements which involve risks and uncertainties, and actual results could differ materially from those discussed in any such forward-looking statements. Certain of the factors that could cause actual results to differ materially are discussed below.

MULTIPLE-HOTEL ACQUISITION RISKS

         The Company has increasingly emphasized, and intends to continue to emphasize, acquisitions of multiple hotels in a single transaction in order to reduce acquisition expenses per hotel and enable the Company to more rapidly expand its hotel portfolio. Consistent with this emphasis, in October 1997, the Company completed the Kahler Acquisition which almost doubled the Company's room total. Multiple-hotel acquisitions, such as the Kahler Acquisition are, however, more generally complex than single-hotel acquisitions and the risk that a multiple-hotel acquisition will not close may be greater than in a single-hotel acquisition.

         Such portfolio acquisitions, whether by stock or asset purchase, may also result in the Company owning hotels in geographically dispersed markets. For instance, several of the Kahler Hotels are located in areas geographically removed from the Company's current portfolio. This geographic diversity will place significant additional demands on the Company's ability to manage such operations. In addition, the Company's costs for a hotel portfolio acquisition that does not close are generally greater than for an individual hotel acquisition which does not close. If the Company fails to close multiple-hotel acquisitions, its ability to increase cash available for distribution on its Common Stock will be limited. Another risk associated with multiple-hotel acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package does not meet the Company's investment criteria. In such cases, the Company may purchase the group of hotels with the intent to re-sell those which do not meet its criteria. In such circumstances, however, there can be no assurance as to how quickly the Company could sell or exchange such hotels or the terms on which they could be sold or exchanged. Such hotels might reduce cash available for distribution on its Common Stock ("Cash Available for Distribution") if they operate at a loss during the time the Company owns them, or if the Company sells them at a loss. In addition, any gains on the sale of such hotels within four years of the date of acquisition could be subject to a 100% tax. See "Federal Income Tax Considerations."

         The Company may finance multiple-hotel acquisitions by issuing shares of Common Stock or Units in the Partnership which are convertible into Common Stock. Such issuance may have an adverse effect on the market price of Common Stock.

FAILURE TO INTEGRATE KAHLER SUCCESSFULLY

         The acquisition of Kahler will place significant demands on the Company's management and other resources. There can be no assurances that the Kahler Hotels and other business operations can be integrated successfully, that there will be any operating efficiencies between the Kahler Hotels and the Company's other hotels or that the combined businesses can be operated profitably. The failure to integrate and operate the Kahler Hotels successfully could have a material adverse effect on the Company's business and future prospects. Also, certain of the Kahler Hotels are in the same geographic regions as certain of the other hotels of the Company and may, therefore, compete with the other hotels of the Company. There can be no assurance that the Kahler Acquisition will not adversely affect the operations, revenues or prospects of the Company's other hotels located in such geographic areas. See "Recent Developments -- The Kahler Acquisition."

GEOGRAPHIC CONCENTRATION OF KAHLER HOTELS; NEW MARKETS

         The concentration of four Kahler Hotels in Rochester, Minnesota and six Kahler Hotels in and around the Salt Lake City area of Utah, makes these Kahler Hotels dependent on factors such as the local economy, local competition, increases in local real and personal property tax rates and local catastrophes. The results of operations of the Kahler Hotels in Rochester, Minnesota, are also dependent on the level of demand generated by the Mayo Clinic for hotel accommodations by patients and by medical conferences organized by the Mayo Clinic. Significant disruption in these local markets that result in decreased operating performance of the Kahler Hotels will have a material adverse effect on the Company's results of operations and Cash Available for Distribution.

         In connection with the Kahler Acquisition, the Company expanded its operations beyond the Primary Region into Minnesota, Texas and West Virginia. The Company may make other selective acquisitions in markets outside of the Primary Region from time to time should the appropriate opportunities arise. The Company's historical experience is in the Primary Region, and it is possible that the Company's expertise in the Primary Region may not assist it in operating the Kahler Hotels located in Rochester, Minnesota or any other hotels that the Company operates or may operate in the future outside of the Primary Region. In such event, the Company may be exposed to, among others, risks associated with (i) a lack of market knowledge and understanding of the local economy, (ii) an inability to access land and property acquisition opportunities, (iii) an inability to obtain construction tradespeople and (iv) an unfamiliarity with local governmental procedures.

EARNINGS AND PROFITS DISTRIBUTION RISK

         In order to preserve the Company's status as a REIT, the accumulated earnings and profits of Kahler from its inception in 1917 needed to be eliminated by way of a distribution prior to December 31, 1997. Prior to the Kahler Acquisition, Kahler made a distribution to its stockholders in the amount of such earnings and profits, of approximately $28.75 million, as computed by Kahler's auditors based upon information provided by Kahler and subsequently reviewed by the auditors for the Company. This computation of the earnings and profits is based on certain assumptions and is not binding on the Internal Revenue Service (the "IRS"). There can be no assurance that the IRS will not successfully assert that the earnings and profits of Kahler exceeded the amount so computed, which may in turn result in the Company being disqualified as a REIT.

         The Company has applied for a ruling from the IRS that the above-described distribution to the Westbrook Funds depleted the historical earnings and profits of Kahler. However, there can be no assurance that a favorable ruling will be issued or that such ruling will be issued during 1997. If a favorable ruling is not issued prior to December 31, 1997, the Company will, on or before December 31, 1997, make an additional distribution to its shareholders sufficient to eliminate such earnings and profits, which could be as much as $28.5 million. The Company would be required to incur debt or issue additional stock in order to fund any such distribution, which in either event will have a material adverse effect on the per-share financial performance of the Company, incapable of quantification at this time. In addition, if the Company becomes obligated to make such additional distribution but fails to do so, such failure may result in the Company being disqualified as a REIT.

IMPEDIMENTS TO GROWTH AND INCREASING CASH AVAILABLE FOR DISTRIBUTION

         The Company's ability to increase Cash Available for Distribution will depend significantly on the Company's ability to acquire or develop additional hotels at attractive prices. Risks associated with this growth strategy include:

         Competition For Future Acquisitions. There will continue to be competition for investment opportunities in mid-price and upscale hotels from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company is competing for such hotel investment opportunities with numerous entities, many of whom have substantially greater financial resources than the Company or better relationships with franchisors, sellers or lenders. These entities may also generally be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable hotel investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

         Renovation and Redevelopment Risks.   The Company faces risks arising
from its strategy of acquiring hotels in need of substantial renovation or redevelopment, particularly the risk that the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost overruns may arise from shortages of materials or skilled labor, a change in the scope of the original project, the need to comply with building code or other legal requirements, the discovery of structural or other latent defects with a hotel once construction has commenced and other risks inherent in the construction process. In particular, renovation and redevelopment must comply with the Americans with Disabilities Act of 1990 (the "ADA"), which provides that all public accommodations meet certain federal requirements related to access and use by disabled persons. The Company may be required to make substantial modifications at the hotels to comply with the ADA. Delays or cost overruns in connection with renovations or redevelopments could have a material adverse effect on Cash Available for Distribution.

         Development Risks. A component of the Company's growth strategy is to develop new hotels in markets where room supply and other competitive factors justify new construction or to purchase such hotels from unaffiliated developers after they have been completed. New project development will increase the Company's indebtedness and is subject to a number of other risks, including risks of construction delays or cost overruns, the risk that required zoning, occupancy and other government permits might not be obtained, and the risk that projects might not be completed. Additional risks of development projects include the risks associated with effectively marketing a hotel in order to ramp-up occupancy at projected room rates after the hotel has been opened. Any failure to complete a development project in a timely manner and within budget or to ramp-up occupancy after completion of the project could have a material adverse effect on Cash Available for Distribution.

TOTAL DEPENDENCE ON THE LESSEE AND PAYMENTS UNDER THE PERCENTAGE LEASES

         Certain tax rules relating to the qualification of a REIT prohibit the Company and the Partnership from operating hotels. Therefore, the Company enters into leases (the "Percentage Leases") with the Lessee, and the Lessee operates the hotels and pays rent to the Company based, in large part, on the revenues from the hotels. Consequently, the Company relies entirely on the Lessee to effectively operate the Company's hotels in a manner which generates sufficient cash flow to enable the Lessee to timely make the rent payments under the applicable Percentage Leases. Ineffective operation of the hotels may result in the Lessee's being unable to pay rent at the higher tier level necessary for the Company to fund distributions to shareholders because payment of base rent alone is insufficient for such purposes. In the event that all or a portion of such higher tier rent is not received by the Company, the Company may not be able to make such distributions to its shareholders. There can be no assurance that the Company will receive such higher tier rent from the Lessee or that the Lessee will even be able to pay base rent. The Lessee controls the daily operations of the hotels under the Percentage Leases, which have non-cancelable initial terms of ten years. The Company selected the Lessee without consideration of other lessees because Mr. Alter and Mr. Biederman, who own the Lessee, owned and were involved in the management of a number of the hotels contributed to the Company in connection with its initial public offering in 1995 (the "IPO") and because Mr. Alter and Mr. Biederman own significant units in the Partnership and options to acquire Common Stock of the Company, and therefore have an incentive to cause the Lessee to maximize rents. Except as set forth in the Percentage Leases, neither the Company nor the Partnership has the authority to require the Lessee to operate the hotels in a manner that results in a maximization of rent to the Company. Other than working capital to operate the hotels, the Lessee only has nominal assets, which will likely be insufficient to satisfy any claims the Company may have if the Lessee defaults under the Percentage Leases. Mr. Alter and Mr. Biederman have entered into an agreement (the "Third Party Pledge Agreement"), whereby the obligations of the Lessee under the Percentage Leases are secured with a pledge of Mr. Alter's and Mr. Biederman's units, up to 481,955 units. This may limit the Company's ability to recover in full for any claims it may have against the Lessee for defaults under the Percentage Leases. Certain amendments to the Third Party Pledge Agreement have subordinated the Company's lien on the majority of Mr. Alter's units to the lien in favor of an institutional lender providing a working capital line to the Lessee guaranteed by Mr. Alter and secured by a pledge of a significant portion of Mr. Alter's units. The obligations of the Lessee under the Percentage Leases are not secured by any additional security deposits or guarantees by third parties.
The Lessee has historically been able to meet its rent obligations under the Percentage Leases.

CONFLICTS OF INTEREST BETWEEN THE COMPANY AND CERTAIN OFFICERS AND DIRECTORS

         Because of Mr. Alter's and Mr. Biederman's ownership in and positions with the Company and the Lessee and Mr. Alter's ownership of the company that manages the hotels (the "Management Company"), there are inherent conflicts of interest between the Lessee, the Management Company and the Company in the leasing, acquisition, disposition, operation and management of the Company's hotels. Accordingly, the interests of shareholders are not always aligned with the Company and may not have been, and in the future may not be, reflected fully in all decisions made or actions taken by the officers and directors of the Company. In the event revenues from the Company's hotels increase significantly over prior periods and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could disproportionately benefit. In addition, there may be conflicts of interest in connection with the sale of certain hotels. Unrealized gain from the sale to the Company of certain hotels contributed to the Company in connection with its IPO is specially allocated to Mr. Alter and Mr. Biederman and any sale of such hotels by the Partnership may cause adverse tax consequences to them. In addition, the reduction of mortgage indebtedness by the Partnership at any time below certain levels would create adverse tax consequences to Mr. Alter and Mr. Biederman. These conflicts may result in decisions relating to the sale of certain hotels and/or the incurrence or repayment of indebtedness which do not reflect solely the interests of the Company and the shareholders. In addition, the Company will generally be required under the Percentage Leases to pay a lease termination fee to the Lessee if the Company elects to sell a hotel and not replace it with another hotel. The payment of a termination fee to the Lessee, which is owned by Mr. Alter and Mr. Biederman, may also result in decisions regarding the sale of a hotel which do not reflect solely the interests of the Company and its shareholders.

RELIANCE ON MR. ALTER AND OTHER KEY PERSONNEL

         The Company's future success and its ability to manage future growth depends in large part upon the efforts of its senior management and its ability to attract and retain key executive officers and other highly qualified personnel. In particular, the Company places substantial reliance on the hotel industry knowledge and experience and the continued services of Robert A. Alter, the Company's Chairman and President. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Accordingly, there can be no assurance that the Company's senior management will be able to successfully execute or implement the Company's growth and operating strategies. In addition, the loss of Mr. Alter's services or the Company's inability to attract and retain highly qualified personnel may adversely affect the operations of the Company and Cash Available for Distribution.

HOTEL INDUSTRY RISKS

         Operating Risks and Competition. Many of the Company's competitors have substantially greater marketing and financial resources than the Company and the Lessee. In addition, the Company's hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have the Company's hotels. Hotel industry risks include, among other things, competition from other hotels; over-building in the hotel industry which has adversely affected occupancy, average daily rate ("ADR") and REVPAR increases in operating costs due to inflation and other factors, which may not necessarily be offset by increased room rates; dependence on business and commercial travelers and tourism; strikes and other labor disturbances of hotel employees for hotels owned by the Company; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could decrease room revenues of the hotels and adversely affect the Lessee's ability to make payments of rent under the Percentage Leases to the Company, and therefore reduce Cash Available for Distribution.

         Seasonality of Hotel Business and the Company's Hotels. The hotel industry is seasonal in nature. Generally, revenues for the Company's hotels are greater in the first and third quarters than in the second and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's Percentage Lease revenues which may be insufficient to provide all of the Cash Available for Distribution necessary to pay dividends in a given quarter.

         Increased Competition Resulting From Overbuilding. The hotel industry has historically experienced cycles of overbuilding in certain geographic markets and product segments. Such overbuilding increases competition for hotel guests, resulting in lower occupancies and lower ADRs, thereby reducing the profitability of the hotels affected by the increased competition. While the Company's investment strategy is to acquire underperforming hotels or hotels where there are significant barriers to entry, there can be no assurance that the current hotel development activities, particularly in the Company's limited service segment, will not create additional significant competition for the Company's hotels. Such increased competition would reduce the revenue generated by the Lessee, thus reducing percentage rent paid to the Company and Cash Available for Distribution.

IMPACT OF INCREASED OPERATING COSTS AND CAPITAL EXPENDITURES

         Hotels in general, including the Company's hotels, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. In this regard, the Company may spend significant dollars renovating, repositioning or rebranding a number of the Kahler Hotels to maximize financial performance; however, the Company is unable to estimate the amounts to be expended at this time. In addition, the franchise agreements under which the Company's hotels are operated impose specified operating standards and may permit the franchisor to condition the continuation of a franchise agreement on the completion of capital improvements. Under the terms of the Percentage Leases, the Company is also obligated to pay the cost of certain capital expenditures at its hotels and to pay for furniture, fixtures and equipment. The ability of the Company to fund these and other capital expenditures and periodic replacement of furniture, fixtures and equipment will depend in part on the financial performance of the Lessee and the hotels. If these expenses exceed the Company's estimate, the additional expenses could have an adverse effect on Cash Available for Distribution. Furthermore, any inability or failure to fund these expenditures could have a material adverse effect on occupancy rates, ADRs and REVPAR and may constitute a breach under the franchise agreements.

HAWTHORN SUITES DEVELOPMENT RISKS

         The Company entered into a five-year master development agreement with U.S. Franchise Systems, Inc. and Hawthorn Suites Franchising, Inc. on March 10, 1997 to permit the Company to franchise properties operated under the Hawthorn Suites brand. Pursuant to the agreement, the Company will have the right to obtain franchise licenses in several major urban markets on the West Coast. Under the agreement, certain development rights may terminate if the Company does not establish a certain minimum number of licenses for Hawthorn Suites during each year. This timetable may cause the Company to overcommit to building and owning Hawthorn Suites at the expense of other growth opportunities. As a franchise with a limited number of hotels currently operating, the Company's focus on this brand subjects it to greater risks than a more diversified approach.

FRANCHISE RISKS

         The majority of the Company's hotels are operated pursuant to franchise or license agreements and additional hotels may become subject to franchise arrangements. The Lessee will hold the franchise or license agreements for the hotels and will be responsible for complying with the terms of these agreements. Such franchise or license arrangements often provide marketing and room reservation services to the hotels, but these arrangements also impose financial obligations on hotels generally related to maintaining the condition of hotels and the payment of franchise fees. Continuation of such franchises is subject to specified operating standards and other terms and conditions. Franchisors periodically inspect franchised hotels to confirm compliance. In addition, franchisors may require the Company to fund significant capital improvements to the hotels in the future to maintain such franchises. The failure of a franchisee to maintain standards or adhere to terms and conditions imposed by the franchisor may result in the loss of a license or termination of the franchise or damages as a result of the breach. It is possible that a franchisor could condition the continuation of a franchise on the completion of capital improvements or replacements of furniture, fixtures and equipment which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or operating results or prospects of the affected hotel. The loss of a franchise could have a material adverse effect upon the operation, financing or value of the hotel subject to the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems. There can be no assurance that an alternative franchise arrangement can be obtained or that significant expenditures might not be imposed as a condition to obtaining a new franchise. The loss of a franchise for one or more of the hotels could have a material adverse effect on the Company's revenues under the Percentage Leases and Cash Available for Distribution to its shareholders.

DEPENDENCE ON ACQUISITIONS TO INCREASE CASH AVAILABLE FOR DISTRIBUTION

         The Company's success in implementing its growth plan will depend significantly on the Company's ability to acquire additional hotels at attractive prices. After the ramp-up of certain of the hotels which were recently redeveloped or renovated and repositioned or which are expected to be redeveloped or renovated and repositioned in the near future, internal growth in ADR and occupancy for the hotels is not expected to provide as much growth in Cash Available for Distribution as will acquisition of additional hotels. However, since the Company intends to borrow funds to purchase, redevelop or renovate and reposition hotels, the Company will be subject to the risks associated with increased indebtedness, such as paying debt service even if cash flow from such additional hotels is not sufficient to cover such costs.

FAILURE TO MAINTAIN REIT STATUS

         The Company intends to operate so as to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). As long as the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be taxed at the corporate level on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including requirements as to the nature of its income and assets, distribution requirements, diversity of stock ownership requirements and record-keeping requirements. While the Company intends to satisfy all of these requirements for treatment as a REIT, it is possible that the Company may in the future fail to satisfy one or more of these requirements. Failure to qualify as a REIT would render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year would not be deductible by the Company. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property.

         In order for the Company to be taxed as a REIT, the Partnership must also be classified as a partnership for federal income tax purposes. If the Partnership were to be taxable as a corporation, because the Company's ownership interest in the Partnership constitutes more than 10% of the Partnership's voting securities and exceeds 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. The imposition of corporate income tax on the Company and the Partnership would substantially reduce the amount of Cash Available for Distribution.

         See "Federal Income Tax Considerations" for a discussion of the material tax consequences and risks of an investment in the Company.

OWNERSHIP LIMITATION RESULTING IN LOSS OF REIT STATUS

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Partnership, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit direct or indirect ownership of more than 9.8% of the outstanding shares of any class of the Company's stock by any person or group (the "Ownership Limitation"). Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Subject to certain exceptions, any transfer of Common or Preferred Stock that would prevent the Company from continuing to qualify as a REIT under the Code will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Shares-in-Trust will be required to submit such number of Common Stock or Preferred Stock to the Share Trust and the beneficiary of the Share Trust will be one or more charitable organizations that are named by the Company.

REAL ESTATE INVESTMENT RISKS IN GENERAL

         The Company's hotels will be subject to varying degrees of risk generally incident to the ownership of real property. Income from the hotels may be adversely affected by changes in national and local economic conditions, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, changes in governmental rules (such as those requiring upgrades for disabled persons) and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, changes in zoning laws, and other factors which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, and the ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly remediate such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos containing materials in the event of demolition or certain renovations or remodeling and govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks also are regulated by federal and state laws.

DISTRIBUTION OF SUBSTANTIALLY ALL OF CASH AVAILABLE FOR DISTRIBUTION; DISTRIBUTIONS INCLUDE RETURN OF CAPITAL

         Consistent with the Company's practice of acquiring properties in need of renovation or redevelopment, the Company's annual distributions to shareholders have constituted a high percentage of the Company's Cash Available for Distribution. If this continues, the Company will retain little or no cash from the rent payments under the Percentage Leases, and expenditures for additional acquisitions or future capital improvements would have to be funded from borrowings, or from proceeds from the sale of assets (including the hotels), or debt or equity securities. In addition, a percentage of the estimated annual distribution has constituted a return of capital rather than a distribution of retained earnings. Consequently, there is a risk that the distribution rate has been set too high and may not be sustainable.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE OF COMMON STOCK

         The Company's Articles of Incorporation authorize the Board of Directors to issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of December 4, 1997, the Board of Directors was able to reclassify and issue an aggregate of approximately 11,020,029 unissued or unreserved shares of Common Stock and to classify and issue all 9,750,000 unissued shares of Preferred Stock. The Company's acquisition strategy depends in part on access to additional capital through sales and issuances of equity securities. The market price of the Common Stock may be adversely affected by the availability for future sale and issuance of such unissued and unreserved shares of Common Stock and Preferred Stock and the consequent dilutive effect of such issuances.

         In addition, the market price of the Common Stock may also be adversely affected by the availability for future sale and issuance of shares of Common Stock that could be issued upon the redemption of units of the Partnership, including the Units. The filing of this registration statement will give certain limited partners of the Partnership the ability to sell shares of Common Stock issued upon redemption of Units. In addition, the former stockholders of Kahler were granted certain registration rights in connection with the shares being issued to them in the Kahler Acquisition.

RISK OF DILUTION

         As hotel acquisition opportunities arise from time to time, the Company may issue additional shares of Common Stock or Preferred Stock to raise the capital necessary to finance the hotel acquisitions or may issue Common Stock or Preferred Stock or Partnership units which are redeemable on a one-to-one basis for Common Stock to acquire hotels. Such issuances could result in dilution of shareholders' equity.

                               SECURITIES OFFERED

         All of the Offered Shares of the Company's Common Stock that may be offered and sold pursuant to this Prospectus are being sold by the Selling Stockholders. None of the Offered Shares are being sold by the Company. The Offered Shares are shares of the Company's Common Stock received by the Selling Stockholders upon the redemption of their Units in the Partnership.

                        PARTNERSHIP AGREEMENT AND UNITS

GENERAL

         The Company controls the Partnership as the sole general partner (the "General Partner") and as of December 1, 1997, holds an approximately 92.15% interest in the Partnership, including the Company's one percent interest as the General Partner and remaining interest as a Limited Partner. The remaining approximately 11.9% of the issued units, including a portion of the Units, are currently held by Limited Partners who received the units in connection with the Partnership's acquisitions of certain of the hotels. Subject to certain holding periods, each unit may be tendered by the holder to the Partnership for redemption. Pursuant to the Partnership Agreement, the Partnership may elect to acquire directly units tendered for redemption in exchange for either one share of Common Stock of the Company or cash equal to the fair market value thereof at the time of such redemption. Thus, the Offered Shares will be issued if and to the extent that the Company acquires the Units for Common Stock. If the Partnership or the Company acquires the Units for cash, the Offered Shares will not be issued. With each acquisition of outstanding units, the Company's percentage ownership interest in the Partnership, which is based on the number of units owned by the Company in relation to all outstanding units, will increase. In addition, whenever the Company raises capital through the issuance of Common Stock, the Company, through the General Partner, will contribute any net proceeds therefrom to the Partnership, and the Partnership will issue additional units to the General Partner.

         The General Partner has the full, complete and exclusive power under the Partnership Agreement to manage and control the business of the Partnership. The General Partner's current interest in the Partnership entitles the Company to share in cash distributions from, and in the profits and losses of, the Partnership (including payments under the Percentage Leases) and entitles the Company to vote on all matters requiring a vote of the partners.

         The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the General Partner (unless the Limited Partners elect to continue the Partnership), (ii) the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership, (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the General Partner, if any), or (iv) the election of the General Partner.

         The material terms of the units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement.

         Through the ownership of units, the Limited Partners hold interests in the Partnership and all holders of units (including the General Partner) are entitled to share in cash distributions from, and in the profits and losses of, the Partnership. Subject to the rights of Preferred units (described below), distributions by the Partnership are made equally for each unit outstanding. Each unit (other than the Preferred Units) generally receives distributions in the same amount as the cash dividends paid by the Company on each share of Common Stock.

         The Limited Partners have the rights to which limited partners are entitled under the Delaware Revised Uniform Limited Partnership Act. The issuance of the currently outstanding units were not registered pursuant to the Securities Act or any state securities law. The units cannot be sold, assigned, hypothecated, pledged, transferred or otherwise disposed of by a holder unless they are so registered or an exemption from such registration is available. In addition, the Partnership Agreement imposes restrictions on the transfer of units, as described below.

PREFERRED UNITS

         In connection with the acquisition of the Kahler Hotels in October 1997, the Partnership issued 250,000 preferred units (the "Preferred Units"). The Preferred Units have a liquidation preference equal to the amount that must be paid to the holders of the Company's 7.9% Class A Cumulative Preferred Stock (the "Class A Preferred Stock"), which amount is the sum of (i) $100 per share of Class A Preferred Stock (the "Original Issue Price") and (ii) an amount equal to accrued but unpaid dividend per share of Class A Preferred Stock. On the date on which shares of Class A Preferred Stock are converted into Common Stock of the Company, Class A Preferred Units shall automatically be converted into Common Units, such that the number of Class A Preferred Units so converted shall equal the number of shares of Class A Preferred Stock converted and the number of Common Partnership Units received from such conversion will equal the number of shares of Common Stock received from the conversion of the shares of Class A Preferred Stock.

         The terms of the Preferred Units are intended to mirror those of the Series A Preferred Stock. Annual distributions of the greater of (i) 7.9% of the Original Issue Price (as adjusted for any stock dividends, combinations or splits), or (ii) an amount equal to the product of the distribution paid for the quarter in question on each share of Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock could be converted, are payable on each Preferred Unit. Subject to the rights of classes of Preferred Units of Partnership interests that may from time to time come into existence immediately prior to a redemption of Class A Preferred Stock, the Company may redeem at its option a number of existing Preferred Units equal to the number of shares of Class A Preferred Stock to be redeemed by the holder thereof. The Preferred Units are redeemable for cash equal to the amount to be paid by the Company to the redeeming holder of Class A Preferred Stock.

MANAGEMENT

         The Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the Company, in its capacity as General Partner, has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the Limited Partners have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Partnership except as required by applicable law. However, any amendment to the Partnership Agreement that would (i) affect the Limited Partners' right to tender their units for redemption (the "Redemption Rights") or cause their units to be registered,
(ii) adversely affect the rights of Limited Partners to receive the distributions payable to them under the Partnership Agreement, or (iii) alter the Partnership's allocations of profit and loss to Limited Partners, other than (a) an amendment to issue a new class of Preferred Units or (b) an amendment to admit a new Limited Partner, provided such amendment to the allocations of profit and loss did not have an adverse effect on the existing Limited Partners, or (iv) impose on the Limited Partners any obligation to make additional capital contributions to the Partnership, would require the consent of Limited Partners (other than the General Partner in its capacity as a Limited Partner) holding more than two-thirds of the units held by the Limited Partners.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

         Subject to the terms of the Company's Articles of Incorporation and any agreements between the General Partner, the Company and the Partnership, the General Partner and other persons (including officers, directors, trustees, employees, agents and other affiliates of the General Partner) are not prohibited under the Partnership Agreement from engaging in other business activities, including business activities substantially similar or identical to those of the Partnership, and the General Partner will not be required to present any business opportunities to the Partnership or to any Limited Partner.

BORROWING BY THE PARTNERSHIP

         The General Partner is authorized under the Partnership Agreement to cause the Partnership to borrow money and to issue and guarantee debt as it deems necessary to conduct the activities of the Partnership. Such debt may be secured by deeds to secure debt, mortgages, deeds of trust, pledges or other liens on the assets of the Partnership. The General Partner may also cause the Partnership to borrow money to enable the Partnership to make distributions in an amount sufficient to permit the Company, so long as it qualifies as a REIT, to avoid payment of the federal income tax.

REIMBURSEMENT OF GENERAL PARTNER; TRANSACTIONS WITH THE GENERAL PARTNER AND ITS AFFILIATES

         The General Partner will receive no compensation for its services as the General Partner of the Partnership. However, as a partner in the Partnership, the General Partner has the same right to allocations, payments and distributions as other partners of the Partnership. In addition, the Partnership will reimburse the General Partner and the Company for certain expenses. See "--Operations." Except as expressly permitted by the Partnership Agreement, neither the General Partner nor any of its affiliates will sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner to be fair and reasonable.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNER

         The General Partner is liable for all general obligations of the Partnership to the extent not paid by the Partnership. The General Partner is not liable for the non-recourse obligations of the Partnership. The Limited Partners are not required to make further capital contributions to the Partnership after their respective initial contributions are fully paid. Assuming that a Limited Partner acts in conformity with the provisions of the Partnership Agreement, the liability of the Limited Partner for obligations of the Partnership under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act will be limited, subject to certain possible exceptions, to the loss of the Limited Partner's investment in the Partnership.

         The Partnership is qualified to conduct business in each state in which it owns property and may qualify to conduct business in other jurisdictions. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not clearly been established in many states. Accordingly, if it were determined that the right, or exercise of the right by the Limited Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Partnership's business for the purposes of the statutes of any relevant state, the Limited Partners might be held personally liable for the Partnership's obligations. The Partnership will operate in a manner that the General Partner deems reasonable, necessary and appropriate to preserve the limited liability of the Limited Partners.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

         The Partnership Agreement generally provides that the General Partner will incur no liability for monetary damages to the Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents, provided the General Partner appointed such agents in good faith.

         The Partnership Agreement also provides for indemnification of the General Partner, the directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Partnership in which such person may be involved, or is threatened to be involved, provided that the Partnership shall not indemnify any such persons if it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) such person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

SALE OF ASSETS

         Under the Partnership Agreement, the General Partner generally has the exclusive authority to determine whether, when and on what terms the assets of the Partnership (including the Partnership's hotels) will be sold.

REMOVAL OF THE GENERAL PARTNER; TRANSFER OF GENERAL PARTNER'S INTEREST

         Generally, the General Partner may not be removed by the Limited Partners nor may the General Partner transfer any of its interests as a partner except in connection with a merger or sale of all or substantially all of its assets. The General Partner may not sell all or substantially all of its assets, or enter into a merger, unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, the Partnership, with the holders of units receiving substantially the same consideration in such transaction as holders of Common Shares. However, the General Partner may merge with or into another entity if immediately after such merger (i) substantially all of the assets of the successor or surviving entity (the "Surviving General Partner"), other than the units held by the General Partner, are contributed to the Partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets as contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner under and in accordance with the Partnership Agreement.

TRANSFERABILITY OF INTERESTS BY LIMITED PARTNERS

         No Limited Partner (other than the General Partner) may transfer any of its interest in the Partnership without the consent of the General Partner, which consent may be withheld in the General Partner's sole discretion. The General Partner may not consent to any transfer that would cause the Partnership to be treated as a separate corporation for federal income tax purposes.

REDEMPTION RIGHTS FOR LIMITED PARTNER UNITS

         Pursuant to the Partnership Agreement, the Limited Partners that hold units (including Limited Partners who have obtained units through the exercise of conversion rights, if any, applicable to their Preferred Units), other than the General Partner, have Redemption Rights which will enable them to cause the Partnership to redeem their interests in the Partnership in exchange for Common Stock or, at the election of the Partnership or the Company and when required in certain other circumstances, cash. A Limited Partner may exercise its Redemption Rights no more than two times during each calendar year. In addition, no such Limited Partner may exercise its Redemption Rights for less than 500 units (or, if such Limited Partner holds less than 500 units, all of the units held by such Limited Partner).

         Generally, the redemption price will be paid in cash in the event that the issuance of Common Stock to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation, (ii) result in shares of Common Stock or Preferred Stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of Common Stock by such redeeming Limited Partner to be "integrated" with any other distribution of Common Stock or other securities of the Company for purposes of complying with the Securities Act. In the future, it may become necessary to place additional restrictions on the exercise of the Redemption Rights in order to assure that the Partnership does not become a "publicly traded partnership" that is treated as a corporation for federal income tax purposes. See "Federal Income Tax Considerations--Tax Aspects of the Partnership." The number shares of Common Stock issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of stock splits, reverse stock splits, stock dividends, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company.

         The exchange of units for Common Stock will be a fully taxable transaction to the exchanging Limited Partner. The Limited Partner will recognize gain or loss upon the receipt of the Common Stock based on the difference between (i) the sum of the fair market value of the Common Stock received and the Limited Partner's deemed share of the Partnership's indebtedness, and (ii) the Limited Partner's tax basis in the exchanged units. Any gain so realized will generally be capital gain (provided the Limited Partner held his or her units as a capital asset) except to the extent of any gain attributable to the Limited Partner's share of the Partnership's assets described in Section 751 of the Code (including inventory and unrealized receivable). The Limited Partner will commence a new holding period for the Common Stock upon the exchange and will have a basis in the Common Stock equal to its fair market value.

WITHDRAWAL BY GENERAL PARTNER; NO WITHDRAWAL BY LIMITED PARTNERS

         Generally, the General Partner may not withdraw as General Partner. No Limited Partner has the right to withdraw from or reduce or receive the return of its capital contribution to the Partnership, except as a result of the redemption or transfer of its units pursuant to the terms of the Partnership Agreement.

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

         The General Partner is authorized, without the consent of the Limited Partners, to cause the Partnership to issue additional units to the partners or to other persons for such consideration and on such terms and conditions as the General Partner deems appropriate. In addition, the General Partner may cause the Partnership to issue to the General Partner additional units, or other additional partnership interests in different series or classes which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights, for which the General Partner makes a capital contribution to the Partnership of the proceeds of such offering. Consideration for additional partnership interests may be cash or any property or other assets permitted by Delaware law.

MEETINGS

         The Partnership Agreement does not provide for annual meetings of the Limited Partners, and the General Partner does not anticipate calling such meetings.

AMENDMENT OF PARTNERSHIP AGREEMENT

         Amendments to the Partnership Agreement may, with four exceptions, be made by the General Partner without the consent of the Limited Partners. Any amendment to the Partnership Agreement which would (i) affect the Redemption Rights or rate of conversion from units to Common Stock of the Company, (ii) adversely affect the rights of the Limited Partners to receive distributions payable to them under the Partnership Agreement, (iii) alter the Partnership's profit and loss allocations, or (iv) impose any obligation upon the Limited Partners to make additional capital contributions to the Partnership shall require the consent of Limited Partners holding more than 66 2/3% of the units held by the Limited Partners (excluding the units held by the General Partner or any entity controlled by the General Partner).

BOOKS AND REPORTS

         The General Partner is required to keep the Partnership's books and records at the specified principal office of the Partnership. The Limited Partners have the right, subject to certain limitations, to inspect or to receive copies of the Partnership's federal, state and local tax returns, a list of the partners and their last known business addresses, the Partnership Agreement, the Partnership certificate and all amendments thereto, and any other documents and information required under Delaware law. Any partner or his duly authorized representative, upon paying duplicating, collection and mailing costs, is entitled to inspect or copy such records during ordinary business hours.

         The General Partner will furnish to each Limited Partner, within 105 days after the close of each fiscal year, or such later date as they are filed with the Commission, an annual report containing financial statements of the Partnership for such fiscal year. The financial statements will be audited by independent public accountants selected by the General Partner. In addition, within 45 days after the close of each fiscal quarter (other than the fourth quarter), or such later date as they are filed with the Commission, the General Partner will furnish to each Limited Partner a report containing quarterly unaudited financial statements of the Partnership (or the Company) and such other information as may be required by applicable law or regulation or as the General Partner deems appropriate.

         The General Partner will use reasonable efforts to furnish to each Limited Partner, within 75 days after the close of each fiscal year of the Partnership, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.

CAPITAL CONTRIBUTIONS

         The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowing or capital contributions, the Company may advance such funds, provided the Company must first obtain such funds from a third-party lender and lend such funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Moreover, the General Partner is authorized to cause the Partnership to issue partnership interests for less than fair market value if (i) the Company has concluded in good faith that such issuance is in the best interests of the Company and the Partnership and (ii) the General Partner makes a capital contribution in an amount equal to the gross proceeds of such issuance. Under the Partnership Agreement, the General Partner generally is obligated to contribute the proceeds of a share offering by the Company as additional capital to the Partnership. Upon such contribution the General Partner will receive additional units and the General Partner's percentage interest in the Partnership will be increased on a proportionate basis based upon the gross proceeds of the issuance (which the Partnership is deemed to have received as a capital contribution). Conversely, the percentage interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the General Partner. In addition, if the General Partner contributes additional capital to the Partnership, the General Partner will revalue the property of the Partnership to its fair market value (as determined by the General Partner) and the capital accounts of the Partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the Partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REGISTRATION RIGHTS

         Under the Partnership Agreement, the General Partner may elect, instead of paying cash for the redemption of units, to cause an effective registration statement covering the shares of Common Stock into which the units may be converted to be on file with the Commission by the first business day of the month that is at least ten business days after the General Partner receives a notice of redemption from the holder of the units (the "Specified Redemption Date"), or within 45 days of the Specified Redemption Date if the aggregate value of the units for which redemption requests were received prior to the Specified Redemption Date exceeds $500,000.

         The registration statement shall be filed pursuant to Rule 415 of the Securities Act, or any similar rule that may be adopted by the Commission (the "Shelf Registration"). The General Partner may elect in its sole discretion to register any additional shares of Common Stock pursuant to the Shelf Registration or any pre or post-effective amendment thereto. Under the Partnership Agreement, the General Partner shall use its best efforts to have the Shelf Registration declared effective under the Securities Act as soon as practicable after filing and to keep the Shelf Registration continuously effective until the earlier of (i) the second anniversary of the date the Shelf Registration is declared effective by the Commission (the "Shelf Registration Period"), the date when all of the Offered Shares registered thereunder are sold, or (iii) the date on which all of the holders of the Offered Shares registered thereunder may sell such Offered Shares without registration under the Securities Act pursuant to subsection (k) of Rule 144. Notwithstanding the foregoing, if for any reason the effectiveness of the Shelf Registration is delayed or suspended or it ceases to be available for sales of Offered Shares registered thereunder, the Shelf Registration Period shall be extended by the aggregate number of days of such delay, suspension or unavailability.

         The Partnership shall pay all expenses in connection with the Shelf Registration, including, without limitation, (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent the Selling Stockholders elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the General Partner, (v) accounting expenses incident to or required by the registration or qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdiction in connection with the registration or qualification. The Partnership shall not be liable, however, for (i) any discounts or commissions to any underwriter or broker attributable to the sale of Offered Shares or (ii) any fees or expenses incurred by the Selling Stockholders in connection with the registration which, according to the written instructions of any regulatory authority, the Partnership is not permitted to pay.

OPERATIONS

         The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

         In addition to the administrative and operating costs and expenses incurred by the Partnership, the Partnership will pay all administrative costs and expenses of the Company and the any of its subsidiaries (collectively, the "Company Expenses") and the Company Expenses will be treated as expenses of the Partnership. The Company Expenses generally will include all (i) expenses relating to the formation and continuity of existence of the Company (as General Partner and Limited Partner), including, without limitation, taxes, fees and assessments associated therewith, and any and all costs, expenses or fees payable to any director, officer, or employee of the Company, (ii) costs and expenses relating to the public offering and registration of securities by the Company, from time to time, including, without limitation, underwriting discounts and selling commissions applicable to any such offering, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) costs and expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body and (v) costs and other operating or administrative costs of the Company incurred in the ordinary course of its business on behalf of the Partnership. The Company Expenses, however, will not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties owned directly by the Company.

TAX MATTERS; PROFITS AND LOSS ALLOCATIONS

         Pursuant to the Partnership Agreement, the General Partner is the tax matters partner of the Partnership and, as such, has the authority to handle tax audits and to make tax elections under the Code on behalf of the Partnership. Income, gain and loss of the Partnership for each fiscal year generally is allocated among the partners in accordance with their respective interests in the Partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership."

DISTRIBUTIONS

         Subject to the rights of holders of Preferred Units, the Partnership Agreement provides that the Partnership will distribute cash from operations excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the Partners in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including the liquidation preference of the Preferred Units and any loans made by Partners, any remaining assets of the Partnership will be distributed to all Partners (other than holders of Preferred Units) with positive capital accounts in accordance with their respective positive capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of the Partnership, it will be obligated to contribute cash to the Partnership equal to the negative balance in its capital account. See "-- Preferred Units."

TERM

         The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the General Partner (unless the Limited Partners elect to continue the Partnership), (ii) the sale or other disposition of all the assets of the Partnership (except for such assets as the General Partner believes are required to wind up the affairs of the Partnership), (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the General Partner, if any), or
(iv) the election by the General Partner.

                        SHARES AVAILABLE FOR FUTURE SALE

         As of December 4, 1997, the Company had outstanding (or reserved for issuance under the dividend reinvestment plan or upon redemption of units, options, warrants or convertible preferred stock) approximately 43,262,015 shares of Common Stock. All of the up to _______ Offered Shares issued pursuant to the Registration Statement of which this Prospectus is a part will be tradeable without restriction under the Securities Act.

         Pursuant to the Partnership Agreement, the Limited Partners (other than the Company) that hold units have Redemption Rights, which enable them to cause the Company to redeem their units and in exchange for cash or, at the election of the Partnership, Common Stock on a one-for-one basis, subject to adjustment for stock splits, reverse splits, stock dividends and the like). The holders of Preferred Units may also convert their Preferred Units to units and tender such units for Common Stock or cash, as the case may be. Common Stock issued to holders of units upon exercise of Redemption Rights will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the safe harbor for resales into the private market contained in Rule
144. As described below, the Company has granted certain holders registration rights with respect to shares of Common Stock issued in redemption of units.

         In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. However, if two years have elapsed since the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, the acquiror would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         In addition to the shares of Common Stock being registered by the Registration Statement of which this Prospectus is a part, the Company has also agreed to effect one or more registration statements with the Commission for the purpose of registering resale of shares of Common Stock issuable upon redemption of other Partners' units. Upon the effectiveness of such registration statements, those persons who receive shares of Common Stock upon redemption of the applicable units may generally sell such shares in the secondary market without restriction. The Company will bear expenses incident to its registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Commission or state securities registration fees, transfer taxes or certain other fees or taxes relating to such shares. Registration rights are expected to be granted to future sellers of hotels to the Company who elect to receive, in lieu of cash, Common Stock, units, or securities convertible into Common Stock.

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock. See "Risk Factors -- Adverse Effect of Shares Available for Future Issuance and Sale on Market Price of Common Stock" and "Partnership Agreement and Units -- Transferability of Interests."


                                USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of Offered Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Common Stock which they hold, or have the right to acquire, pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Offered Shares, no estimate can be given as to the number of shares that will be held by the Selling Stockholders after completion of this offering. See "Distribution or Sale of the Shares." The 1,000,000 Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below who have acquired, or will acquire, an aggregate of 764,793 shares of Common Stock pursuant to the redemption of Units, as well as by other limited partners of the Partnership who may from time to time redeem Units for up to an aggregate of 235,207 shares of Common Stock.

                                                                        NUMBER OF
                                           NUMBER OF                      SHARES                 PERCENT OF
                                      SHARES BENEFICIALLY               REGISTERED               OUTSTANDING
NAME OF SELLING STOCKHOLDER                  OWNED                   FOR SALE HEREBY               SHARES
---------------------------           -------------------            ---------------            ------------
      MYPC Partners(1)                        58,446                       58,446                      *
      Flagstaff Hotel Assets Inc.            274,488                      274,488                      *
      Tucson Desert Assets Inc.              431,859                      431,859                      *

           TOTAL                             764,793                      764,793
---------------------                      =========                    =========

 *    Less than 1% as of December 4, 1997.
(1)   An affiliate of Montgomery Securities.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following summary description of Common Stock of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Articles of Incorporation and Bylaws of the Company (and any amendments or supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). As of December 4, 1997, (i) 32,241,986 shares of Common Stock were issued and outstanding, (ii) 946,226 shares of Common Stock were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, (iii) 1,191,174 shares of Common Stock were reserved for issuance under the Company's 1994 Stock Incentive Plan,
(iv) 121,310 shares of Common Stock were reserved for issuance under the 1994 Directors Plan, (v) 1,699,605 shares of Common Stock were reserved for issuance upon the conversion of Preferred Stock, (vi) 2,747,328 shares of Common Stock were reserved for issuance upon the conversion of units into Common Stock, and
(vii) 32,342 shares of Common Stock were reserved for issuance upon the conversion of warrants or for other purposes.

     The Common Stock is listed on the NYSE under the symbol "SSI." ChaseMellon Shareholder Services LLC is the Company's registrar and transfer agent for the Common Stock and Partnership Stock.

COMMON STOCK

     All shares of Common Stock that may be offered from time to time by the Selling Stockholders are, or will be, when issued, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares, series or class of shares of capital stock that may from time to time come into existence, and to the provisions of the Company's Articles of Incorporation regarding owning shares in excess of the Ownership Limitation holders of Common Stock will be entitled to receive dividends on such Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue its practice of paying regular quarterly dividends to the holders of its Common Stock.

     Holders of the Company's Common Stock can elect to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") and have all or part of their dividends reinvested in additional shares of Common Stock. Participants in the Plan can also purchase additional shares of Common Stock with cash (subject to certain limitations). The terms of the Plan are described in a separate prospectus which may be obtained by calling the Plan administrator, Mellon Bank, N.A., at (888) 261-6776.

     Subject to the provisions of the Articles of Incorporation regarding owning shares in excess of the Ownership Limitation, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company, nor do they have any preference, appraisal or exchange rights.

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to classify and reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock or classes or series of Preferred Stock to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by Articles Supplementary to the Company's Articles of Incorporation relating to such class or series.

PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to issue, from the 9,750,000 authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. An aggregate of 250,000 shares of Class A Preferred Stock were issued in connection with the Kahler Acquisition. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Common Stock might receive a premium for such shares over the market price.

  7.9% Class A Cumulative Convertible Preferred Stock

     In connection with the Kahler Acquisition the Company issued 250,000 shares of its newly designated 7.9% Class A Cumulative Convertible Preferred Stock. The holders of the Class A Preferred Stock are entitled to one vote for each share of Common Stock into which such holder's Class A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holders of Class A Preferred Stock shall be entitled to vote, together with holders of Common Stock as a single class. Subject to preferences that may be applicable to any future class of Preferred Stock, the holders of Class A Preferred Stock are entitled to receive, ratably, a dividend equal to the greater of (i) 7.9% per share per annum or (ii) the percentage dividend that would be paid on the Common Stock into which the Class A Preferred Stock is convertible. In the event of a liquidation, dissolution or winding up of the Company, subject to the rights of future classes of Preferred Stock, the holders of Class A Preferred Stock are entitled to receive, prior and in preference to the holders of Common Stock, an amount per share equal to $100.00 for each outstanding share of Class A Preferred Stock, plus accrued and unpaid dividends. The Class A Preferred Stock has no preemptive rights.

     Each share of Class A Preferred Stock is convertible at the option of the holder at any time into a number of shares of Common Stock that is equal to the quotient obtained by dividing $100 by $14.7093, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. On or at any time after the fifth anniversary of issuance of the Class A Preferred Stock, the Company may, at its option, redeem the Class A Preferred Stock in whole or in part by paying an amount equal to the redemption percentage of $100.00 per share then in effect (as adjusted for any stock dividends, combinations or splits), plus all accrued but unpaid dividends on such shares. The redemption percentage declines one percent per year, from 105% to par commencing in 2002. There are no sinking fund provisions applicable to the Class A Preferred Stock. All outstanding shares of Class A Preferred Stock will, upon issuance, be fully paid and non-assessable.

  Terms of Future Classes of Preferred Stock

     The terms of any future class or series of Preferred Stock which may be issued will be set forth in Articles Supplementary to the Company's Articles of Incorporation which will be filed with the Maryland Department of Assessments and Taxation and as an exhibit to (or incorporated by reference in) a report filed with the Commission in connection with the Company's Exchange Act reporting obligations.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK OR PREFERRED STOCK

     The following is a description of the restrictions on ownership of the Common Stock and Preferred Stock. There may be additional provisions that further restrict ownership and transfer, which will be described in any applicable Prospectus Supplement. Such description is, and will be, qualified in its entirety by any supplements to the Articles of Incorporation or Bylaws filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee would not qualify as rents from real property, which would result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, a number or value of shares in excess of the Ownership Limitation, defined as more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock. The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limitation provisions of the Articles of Incorporation. The Ownership Limitation also prohibits any transfer of Common Stock or Preferred Stock that would (i) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution),
(ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

     Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation, (ii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) the Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a Share Trust effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Share Trust for designation in the name of a trustee to be designated by the Company (the "Share Trustee"). The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and
(ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) for which the record date was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the market price (based on a five day trading average) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     Any person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the shareholders of the Company, determines to terminate its status as a REIT.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limitation would require an amendment to the Articles of Incorporation. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company without the approval of the Board of Directors.

     Any certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

                       CERTAIN PROVISIONS OF MARYLAND LAW
           AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to Maryland law and the Articles of Incorporation and Bylaws of the Company (and any amendments and supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The provisions in the Articles of Incorporation regarding the Ownership Limitation and the classification of the Board of Directors, the business combination provisions of the Maryland General Corporation Law ("MGCL"), the control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company in which holders of some, or a majority, of the capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. Certain significant provisions which might have this effect are described below.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three nor more than nine. The directors may increase the number of directors by a vote of a least 80% of the members of the Board of Directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any vacancy will be filled, including a vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     Pursuant to the Articles of Incorporation the Board of Directors will be divided into three classes of directors. As the term of each class expires, directors in that class will be elected by the shareholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Shareholders will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock present in person or by proxy at such meeting will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

     The Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon the existence of a substantial affirmative vote and by filling the vacancies created by such removal with their own nominees upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for monetary damages to be limited, except to the extent that (i) it is proved that the director or officer actually received an improper benefit or profit, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the proceeding.
This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

     The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL generally permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Articles of Incorporation or Bylaws, or under resolutions of shareholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, such corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers and directors of the Company, and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Company formation transactions generally.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of a corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third
(ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of a corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, a corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of a corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated in the future.

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relative to the classification of the Company's Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would terminate the Company's status as a REIT for tax purposes, may not be amended, altered, changed or repealed without the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the Company's shareholders to adopt, alter or repeal the Bylaws, the Bylaws may be amended by the Board of Directors, except for provisions of the Bylaws relating to the sale of certain hotels and transactions involving the Company in which an advisor, director or officer has an interest, which may be altered or repealed only upon the vote of shareholders holding at least two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors.

DISSOLUTION OF THE COMPANY

     Pursuant to the Articles of Incorporation, the dissolution of the Company must be approved and advised by the Board of Directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

OPERATIONS

     The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of 50% of the Company's investment in hotels at cost, and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular holders of the Common Stock in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     This discussion as to tax consequences is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF LIMITED PARTNERS OF UNITS UPON RECEIPT OF COMMON STOCK

     The exchange of units for Common Stock will be a fully taxable transaction to the exchanging Limited Partner. The Limited Partner will recognize gain or loss upon the receipt of the Common Stock based on the difference between (i) the sum of the fair market value of the Common Stock received and the Limited Partner's deemed share of the Partnership's indebtedness and (ii) the Limited Partner's tax basis in the exchanged units. Any gain so realized will generally be capital gain (provided the Limited Partner held his or her units as a capital asset) except to the extent of any gain attributable to the Limited Partner's share of the Partnership's assets described in Section 751 of the Code (including inventory and unrealized receivables). The Limited Partner will commence a new holding period for the Common Stock upon the exchange and will have a tax basis in the Common Stock equal to its fair market value.

TAXATION OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for each of its taxable years ended since December 31, 1996. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation have or will satisfy all of the requirements for qualification as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     Assuming the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Furthermore, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate- level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then the Company would be taxable to the extent of such asset's "built- in-gain." Such taxation of the Company on "built-in gains" will be applicable to gain on the disposition of assets which were received by the Company upon the liquidation of Kahler and its subsidiaries.

REQUIREMENTS FOR QUALIFICATION

  Earnings and Profits

     In order to maintain its REIT status, any earnings and profits that the Company acquired as a result of the Kahler Acquisition must be distributed on or before December 31, 1997. The Company has received a computation from the auditors for Kahler that, subject to certain assumptions set forth therein, the pre-acquisition earnings and profits of Kahler were $28,500,000 million (not considering the cash distribution described immediately below), and the Company's auditors have reviewed and approved this computation. However, the certification is not binding on the IRS, and there can be no assurance that it will not be successfully challenged.

     Kahler made a $28,750,000 cash distribution to its shareholders immediately prior to the Kahler Acquisition (the "Distribution"). The Company has applied to the IRS for a private letter ruling confirming that the Distribution will be treated as a "dividend" for tax purposes, and thus eliminated Kahler's pre-acquisition earnings and profits. Based on a pre-submission conference held with the IRS and subsequent conversations with I.R.S. personnel, the Company anticipates the receipt of a favorable private letter ruling from the IRS prior to December 31, 1997. The Company has committed to make an extraordinary distribution to its shareholders by December 31, 1997, in an amount intended to eliminate Kahler's pre-acquisition earnings and profits, if a favorable ruling is not received prior to that date.

     Based on the foregoing, the Company anticipates that it will have no non-REIT earnings and profits as of the end of its 1997 taxable year. In the event, however, that the Company has such non-REIT earnings and profits, it would be disqualified as a REIT in 1997 and thereafter.

  Other Requirements

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Company's Articles of Incorporation provide for restrictions regarding transfer of the Company's stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Common Stock -- Restrictions on Ownership of Common Stock or Preferred Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT as in the partnership for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, assuming the Partnership is classified as a partnership rather than as a corporation for tax purposes, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least

95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and
(iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The 30% test will not apply in taxable years after 1997. The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to percentage leases (the "Percentage Leases"), Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") has leased from the Partnership the land, buildings, improvements, furnishings and equipment comprising the hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (i) the greater of base rent ("Base Rent") or percentage rent ("Percentage Rent," and with Base Rent, collectively, the "Rents") and (ii) certain other additional charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the room revenues for each of the hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly. In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

     While the Company believes that the Percentage Leases should be treated as true leases for tax purposes, investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases were recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As stated above, in order for the Rents to constitute "rents from real property," the Rents attributable to personal property leased in connection with the lease of the real properties comprising a hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in a hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio").
The Company has determined that the amount of any Rent attributable to personal property and not qualifying as "rents from real property" has not and will not be of a significant magnitude (together with other disqualified income) to cause the Company to fail the 95% gross income test or 75% gross income test as described above. In addition, Ernst & Young LLP has provided an analysis confirming this representation for operations through 1997. There can be no firm assurance, however, that the amount of the Company's gross income not qualifying as "rents from real property" under the 15% adjusted basis ratio test described above will not be of a sufficient magnitude to cause the Company to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. The Company has and will structure all of its Percentage Leases in such a manner that (i) the Percentage Rent will be based at all times on revenues from the hotels that are established in the Percentage Leases, (ii) the Percentage Rent will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) the Percentage Leases and the Percentage Rent will conform with normal business practice. Furthermore, with respect to other hotels that the Company acquires in the future, the Company will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above). In the event that it were to be determined that any of the foregoing requirements relatin to the Company's Percentage Ratio were not satisfied, the Company could fail or cease to qualify as a REIT.

     A further requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares of the Lessee owned, directly or indirectly, by or for such person. The Company has not and will not at any time directly or indirectly own any stock of the Lessee. However, because Mr. Alter and Mr. Biederman each owns more than 10% of the stock of the Lessee, the Company would be deemed to own more than 10% of the stock of the Lessee if either Mr. Alter or Mr. Biederman at any time owns, directly, indirectly or constructively, 10% or more in value of the shares of the Company's stock. The Partnership Agreement provides that a redeeming Limited Partner will receive cash, rather than shares of Common Stock, at the election of the Company or if the acquisition of shares of Common Stock by such partner would result in such partner or any other person owning, directly or constructively, more than 9.8% of the Company for purposes of the related party tenant rule. Thus, neither Mr. Alter nor Mr. Biederman will ever be entitled to acquire a 10% interest in the Company, and the Company should never own, directly or constructively, 10% of more of the Lessee. Furthermore, the Company will not rent any hotels that it acquires in the future to a related party tenant.

     A further requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessee (or tenants of the hotels), or manage or operate the hotels or any leased properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor the Partnership will be performing any services other than customary ones for the Lessee. With respect to other hotels that the Company acquires in the future, the Company will not perform noncustomary services with respect to the tenant of the property and will not be managing or operating such hotels. As described above, if the Percentage Leases were recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render nonqualifying services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If the Rents from a hotel do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents from that hotel that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. The Company would lose its REIT status in this event only if the Rents attributable to personal property in all of its hotels (plus any other nonqualifying income) during a taxable year exceed 5% of the Company's gross income during the year. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of the Lessee, (ii) the Company owns, directly or constructively, 10% or more of the Lessee, or
(iii) the Company furnishes noncustomary services to the Lessee or tenants of the hotels, or manages or operates the hotels other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts paid by the Partnership to third parties that the Lessee is obligated to bear or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT for taxable years through 1997. In addition, the net income from that transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership has or will be held for sale to customers in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" will depend, however, on the facts and circumstances from time to time. The Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     If the Lessee defaults on its obligations under a Percentage Lease for a hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a qualifying replacement lessee for such hotel within 90 days of such termination, gross income from hotel operations conducted by the Company from such hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the amount by which it fails the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test, which is applicable for taxable years through 1997.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

     For purposes of the asset requirements, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership, assuming that the Partnership is treated as a partnership and not as a corporation for tax purposes. The Company has represented that at all times since the commencement of its taxable year ended December 31, 1995, (i) at least 75% of the value of its total assets were represented by assets qualifying under the 75% asset test, and (ii) it has not owned any securities that do not satisfy the 75% asset test. The Company has represented that it has not and will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets during 1995, 1996, 1997 or in later years in a way that would cause it to violate the asset tests for REIT status.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income"(computed without regard to the dividends paid deduction and its net capital gain) and
(B) 95% of the net income (after tax), if any, from foreclosure property, minus
(ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.
To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. For its taxable years ended December 31, 1995 and 1996, the Company has represented that it made distributions sufficient to satisfy the foregoing distribution requirements. The Company intends in the future to make timely distributions sufficient to satisfy all annual distribution requirements. However, there can be no assurance that the Company will at all times have sufficient available cash to satisfy such distribution requirements.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has represented that it complied with these requirements on a timely basis for its taxable years ended December 31, 1995 and 1996 and intends to comply with such requirements in the future. For taxable years through 1997, the penalty for failure to obtain information as to actual ownership is disqualification as a REIT. For 1998 and thereafter, monetary penalties of up to $50,000 apply.

  Anti-Abuse Regulations

     The Treasury Regulations authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations apply where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. The Company does not believe that the Anti-Abuse Regulations will have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Regulations are extremely broad in scope and would be applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not successfully apply the Anti-Abuse Regulations to the Company.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares of Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as capital gain assuming the shares of Common Stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     For a taxable year of the Company commencing in 1998 and thereafter, a Company shareholder at the close of the taxable year must include, in computing his or her long-term capital gains for his or her taxable year in which the last day of the Company's taxable year falls, the amount (if any) of undistributed net capital gains of the Company that the Company designates by written notice to the shareholder ("Designated Retained Capital Gains"). The shareholder will be deemed to have paid his or her share of the taxes paid by the Company on the Designated Retained Capital Gains. The shareholder's basis in the Company's shares will be increased by the amount of the Designated Retained Capital Gains in excess of the taxes deemed paid by the shareholder.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of Common Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as capital gain or loss. In the case of individuals, the maximum rate of federal income tax applicable to capital gains is 28% in the case of assets held for more than one year but 18 months or less and 20% in the case of assets held for more than 18 months. No preferential rate of capital gains tax applies in the case of corporations. Any loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company and Designated Retained Capital Gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares of Common Stock may be disallowed if the shares of Common Stock are purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will generally report to its shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Thus, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and
(iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any UBTI that does arise from such an investment will be combined with all other UBTI of the Exempt Organization for a taxable year.
Any net UBTI will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Directors, nor any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Stock being offered by this Prospectus.

OTHER TAX CONSEQUENCES

  State or Local Taxes

     The Company, the Partnership, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

  Dividend Reinvestment Program

     Under the Company's Dividend Reinvestment and Stock Purchase Plan, shareholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effect applicable to distributions from the Company generally. See "-- Taxation of Shareholders." Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to the gross amount of the deemed distribution.

TAX ASPECTS OF THE PARTNERSHIP

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as association taxable as a corporation. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes.

     Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the partners to dispose of their Units.

     The Treasury Department has issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Furthermore, pursuant to Notice 88-75 issued by the IRS, through the year 2005, an existing partnership may qualify for non-publicly traded status if it has less than 500 partners (looking through to the ultimate owners in the case of flow-through entities), does not issue any Units registered under the Securities Act and does not enter into a substantial new line of business.

     The Partnership currently has less than 100 actual partners and less than 500 partners calculated on a "lookthrough" basis. The Partnership has not issued any Units required to be registered under the Securities Act. Thus, the Partnership presently qualifies for the safe harbors provided in Notice 88-75 and the PTP Regulations. However, there is no assurance that the Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

     Even if the Partnership were ever to be classified as a publicly traded partnership, it would nevertheless be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property). The Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. Among other things, this will require that the President of the Company, Mr. Robert A. Alter (or any other shareholder of the Lessee who owns at least 10% of the stock of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. The Company anticipates that if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. Thus the Company would be subject to tax as a regular corporation and would not receive a deduction for dividends paid to its shareholders. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

  Income Taxation of the Partnership and Its Partners

     The following discussion assumes that the Partnership will be treated as a partnership for federal income tax purposes.

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining certain reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent required under Code Section 704(c). In addition, gain on sale of a hotel will be specially allocated to the Partners who contributed the hotel to the Partnership to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

     Basis in Partnership Interest. The Company's adjusted tax basis in its Partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company (including deemed distributions as a result of reductions in the Company's allocable share of indebtedness of the Partnership).

     Treatment of Partnership Distributions. Partnership distributions to the Company will not generally constitute taxable distributions. However, to the extent that Partnership distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis in its Partnership interest, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as capital gain.

     Sale of the Partnership's Property. Generally, any taxable gain realized by the Partnership on the sale of property by the Partnership will be capital gain or gain described in Section 1231 of the Code, except for any portion of such gain that is treated as depreciation or cost recovery recapture or attributable to inventory or property held for sale to customers in the ordinary course of business. Any taxable gain recognized by the Partnership on the disposition of any hotels originally contributed to the Partnership by the Partners will generally be allocated first to the contributing Partners under Section 704(c) of the Code to the extent of their "built-in gain" on those hotels for federal income tax purposes. Any remaining taxable gain recognized by the Partnership on the disposition of the hotels will generally be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business. See "-- Requirements for Qualification -- Income Tests."

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company.

                              PLAN OF DISTRIBUTION

     The Offered Shares are being offered directly by the Selling Stockholders. The Company will not receive any proceeds from the sale of any of the Offered Shares by the Selling Stockholders. The sale of the Offered Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the NYSE, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Offered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Offered Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Offered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

     The Company has agreed to register the Shares under the Securities Act and the Partnership has agreed to indemnify and hold certain Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Offered Shares.

                                 LEGAL MATTERS

     The validity of the Offered Shares will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California. In rendering its opinions, Brobeck, Phleger & Harrison LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Roger Cohen, a partner at Brobeck, Phleger & Harrison LLP, is Assistant Secretary of the Company and owns 2,576 shares of Common Stock and has been granted options to purchase 3,000 shares of Common Stock. In addition, the description of federal income tax consequences contained in the section of this Prospectus entitled "Federal Income Tax Considerations" and certain federal income tax matters pertaining to the Company's status as a REIT will be based on the opinion of the Company's tax advisor.

                                    EXPERTS

     The following financial statements have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference: (1) the consolidated financial statements of Sunstone Hotel Investors, Inc. as of December 31, 1996 and 1995, and for the year ended December 31, 1996, and the period August 16, 1995 (inception) through December 31, 1995, and the combined financial statements of Sunstone Initial Hotels (Predecessor) for the period January 1, 1995 through August 15, 1995, and for the year ended December 31, 1994, the financial statements of Sunstone Hotel Properties, Inc. (the Lessee) as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the period August 16, 1995 (inception) through December 31, 1995, all appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996; (2) the financial statements of Markland Hotel, Inc. as of May 31, 1997 and for the year then ended, the financial statements of the Gateway Center Group, as of December 31, 1996 and for the year then ended, the financial statements of the Holiday Inn Mission Valley Stadium Hotel, as of May 31, 1997 and for the period from June 12, 1996 (date of acquisition) to May 31, 1997, and the financial statements of TSB Crystal Partnership, as of December 31, 1996 and for the year then ended, which reports appear in the Company's Current Report on Form 8-K/A filed August 22, 1997; and, (3) the financial statements of Ventura Hospitality Partners L.P. as of December 31, 1995 and July 31, 1996, and for the period from July 22, 1995 (inception) to December 31, 1995, and the seven months ended July 31, 1996, appearing in the Company's Current Report on Form 8-K/A filed January 7, 1997. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Kahler Realty Corporation and subsidiaries as of December 31, 1996, December 31, 1995, and January 1, 1995 and for the years then ended have been included in the Registration Statement of Sunstone Hotel Investors, Inc. dated as of August 25, 1997, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     The Company selected Ernst & Young LLP on July 11, 1997 for engagement as the Company's independent accountants to report on the Company's consolidated balance sheet as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997. The decision to select Ernst & Young LLP was approved by the Standing Audit Committee (the "Audit Committee") of the Company's Board of Directors, which Audit Committee consists of four of the Company's independent directors. The change in accountants was made in accordance with the Company's policy to solicit bids periodically for the engagement of independent public accountants.

     Coopers & Lybrand L.L.P. had acted as the Company's independent accountants prior to July 11, 1997, and was dismissed on that date by the decision of the Audit Committee. None of Coopers & Lybrand L.L.P.'s reports on the Company's financial statements for any of the years on which Coopers & Lybrand L.L.P. reported contained an adverse opinion or disclaimer of opinion, nor were the opinions modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities Act. There were no disagreements with Coopers & Lybrand L.L.P., resolved or unresolved, on any matter of accounting principles, which, if not resolved to Coopers & Lybrand L.L.P.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ____________________________

                               TABLE OF CONTENTS


                                                                                                                 PAGE
                                                                                                                 ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Information by Reference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Securities Offered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Partnership Agreement and Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Description of Common Stock and Preferred Stock     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws  . . . . . . . . . . 25
Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Change in Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40



                                1,000,000 SHARES



                         SUNSTONE HOTEL INVESTORS, INC.


                                  COMMON STOCK





                                _______________

                                   PROSPECTUS
                                _______________


                               DECEMBER __, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES

    The estimated expenses in connection with the Offered Shares are as follows:

                                                                                                 AMOUNT PAID
                                                                                                    OR TO
                                                                                                   BE PAID
                                                                                                   -------
SEC Registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 5,209
New York Stock Exchange listing fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14,750
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
Transfer Agent and Registrar fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
Printer fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,000
                                                                                                   =======

         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $43,959

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

         The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company,

         The Company has entered into indemnification agreements with each of its directors and executive officers. In addition, the Company maintains a directors' and officers' liability policy.

         The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                                         DESCRIPTION
  ---                                                         -----------
3.1              Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the
                 Company, as filed with the State Department of Assessments and Taxation of Maryland on November 9, 1994.  Filed
                 as Exhibit 3.1 to the Company's Registration Statement No.  33-84346 and incorporated herein by this reference.


3.2              Amended and Restated Bylaws of the Company, as currently in effect.

3.3              Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of
                 Maryland on June 19, 1995.  Filed as Exhibit 3.3 to the Company's Registration Statement No. 33-84346 and
                 incorporated herein by this reference.

3.4              Certificate of Articles Supplementary, as filed with the State Department of Assessments and Taxation of
                 Maryland on October 14, 1997, designating the rights, preferences and privileges of the 7.9% Class A Cumulative
                 Preferred Stock.  Filed as Exhibit to Exhibit 10.1 to the Company's Report on Form 8-K dated August 13, 1997 and incorporated herein by reference.

4.1              See exhibits 3.1, 3.2, 3.3 and 3.4.

5.1              Opinion of Brobeck, Phleger & Harrison LLP as to legality of shares being registered.

5.2              Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law.

8.1              Opinion of Brobeck, Phleger & Harrison LLP.

23.1             Consent of Coopers & Lybrand L.L.P.

23.2             Consent of KPMG Peat Marwick LLP.

23.3             Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.2).

23.4             Consent of Brobeck, Phleger & Harrison LLP (Included with opinion filed as Exhibit 5.1).

24.1             Power of Attorney (included in signature page on page II-6).


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                 Provided, however, that paragraphs (i) and (ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on November 30, 1997.

                                          SUNSTONE HOTEL INVESTORS, INC.

                                          By:/s/ Robert A. Alter
                                          Robert A. Alter
                                          President, Secretary
                                          and Chairman of the Board of Directors


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of Sunstone Hotel Investors, Inc., a Maryland corporation, do hereby constitute and appoint Robert A. Alter his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                 TITLE                                               DATE
---------                                 -----                                               ----
/s/Robert A. Alter
----------------------------------------
Robert A. Alter                           President, Secretary and Chairman               November 30, 1997
                                          of the Board of Directors
                                          (Principal Executive Officer)

/s/Kenneth J. Biehl
----------------------------------------
Kenneth J. Biehl                          Vice President and Chief Financial              November 30, 1997
                                          Officer (Principal Financial and
                                          Accounting Officer)

----------------------------------------
Charles L. Biederman                      Executive Vice President and                    November __, 1997
                                          Director

/s/ H. Raymond Bingham
-------------------------------
H. Raymond Bingham                        Director                                        November 30, 1997

/s/ C. Robert Enever
----------------------------------
C. Robert Enever                          Director                                        November 30, 1997

/s/ Laurence S. Geller
----------------------------------
Laurence S. Geller                        Director                                        November 30, 1997

/s/ Fredric H. Gould
----------------------------------------
Fredric H. Gould                          Director                                        November 30, 1997


----------------------------------------
Paul D. Kazilionis                        Director                                        November __, 1997

/s/ David Lambert
----------------------------------------
David Lambert                             Director                                        November 30, 1997

/s/ Edward H. Sondker
-----------------------------------------
Edward H. Sondker                         Director                                        November 30, 1997

                                 EXHIBIT INDEX

EXHIBIT
NO.                                       DESCRIPTION
---                                       -----------
3.1      Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on November 9, 1994.  Filed as Exhibit 3.1 to
         the Company's Registration Statement No.  33-84346 and incorporated herein by this reference.

3.2      Amended and Restated Bylaws of the Company, as currently in effect.

3.3      Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on
         June 19, 1995.  Filed as Exhibit 3.3 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

3.4      Certificate of Articles Supplementary, as filed with the State Department of Assessments and Taxation of Maryland on
         October 14, 1997, designating the rights, preferences and privileges of the 7.9% Class A Cumulative Preferred Stock.
         Filed as Exhibit to Exhibit 10.1 to the Company's Report on Form 8-K dated August 13, 1997 and incorporated herein by reference.

4.1      See items 3.1, 3.3 and 3.4.

5.1      Opinion of Brobeck, Phleger & Harrison LLP as to legality of shares being registered.

5.2      Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law.

8.1      Opinion of Brobeck, Phleger & Harrison LLP.

23.1     Consent of Coopers & Lybrand L.L.P.

23.2     Consent of KPMG Peat Marwick LLP.

23.3     Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.2).

23.4     Consent of Brobeck, Phleger & Harrison LLP (Included with opinion filed as Exhibit 5.1).

24.1     Power of Attorney (included in signature page on page II-6).